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                                                                   EXHIBIT 5.1

                          [COOLEY GODWARD LETTERHEAD]


December 10, 2001

PACIFICARE HEALTH SYSTEMS, INC.
3120 Lake Center Drive
Santa Ana, CA  92704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the offering for resale of up to 6,872,792 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable pursuant to the terms of a Common Stock Purchase Agreement dated December 4, 2001 between the Company and Acqua Wellington North American Equities Fund, Ltd., the Purchaser named therein (the "Purchase Agreement").

In connection with this opinion, we have examined the Purchase Agreement, the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Barbara L. Borden
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Barbara L. Borden